Exhibit 5.1

LLR Rechtsanwalte PartG mbB ● MevissenstraBe 15 . D-50668 Koln

Prof. Dr. Stefan Siepelt *

Prof. Klaus Gennen [2]

Christoph Heinen

Christoph Legerlotz ● [1]

Michael Schwartzkopff *

Guido TheiBen [3]

Dr. Moritz Vohwinkel [4]

Dr. Markus J. Goetzmann, LL.M [1]

Martin W. Huff

Jochen Dutemeyer [1]

Till Freyling

S.Theodor Bücher, LL.M.

Dr. Markus T. Bagh, LL.M., 4 5

Dr. Daniel Stille, LL.M. [1]

Bastian Gierling [6]

Jörg NeuB

Dr. Dennis Groh, LL.M.4

Dr. Sebastian RoBner, M.A.

Dr. Lasse Pütz

Martin Götte

Per Kristian Stöcker

Maximilian R. Paff

Laura-Sophie Walter

Biofrontera Aktiengesellschaft Hemmelrather Weg 201 51377 Leverkusen

Telefon Fax E-Mail Rechtsanwalt Aktenzeichen	+49(221)55400-130 +49(221)55400-191 michael.schwartzkopff@LLR.de Michael Schwartzko pff 00186/20 MS / MS

Kain, den 12.02.2020

Biofrontera AG/ Issuance and Sale of American Depositary Shares		Fachanwältin/Fachanwalt für 1 Arbeitsrecht 2 lnformationstechnlogierecht 3 Steuerrecht 4 gewerblichen Rechtsschutz 5 Urheber-und Medienrecht 6 Verwaltungsrecht

Dear Sir, dear Madam,		* auch Büro Brüssel ● auch Büro Helsinki (jeweils nicht örtlich zugelassen)

We have acted as German legal counsel to Biofrontera AG, Leverkusen (“Company”) in relation to a possible future public offering (“Offering”) of (i) ordinary no-par shares (“Ordinary Shares”) of the Company representing a notional participation in the Company’s registered capital of EUR 1.00 each or (ii) American Depositary Shares evidenced by American Depositary Receipts (“ADSs”), each representing two (2) Ordinary Shares, in either case, with a maximum aggregate offering price of USD 100,000,000. This opinion letter is being furnished in connection with the Registration Statement (as amended through the date hereof, the “Registration Statement”) on Form F-3 filed by the Company with the Securities and Exchange Commission (the “Commission”) on 22 January 2020 (File number 333-236021) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

Büro Köln

MevissenstraBe 15

D-50668 Köln

Telefon: +49 (0)22155400-0

Telefax: +49 (0)22155400-190

www.llr.de

Büro Brussel

Rue Marie de Bourgogne 58

B- 1000 Brüssel

Telefon: +32 (0)2 2908977

Telefax: +32 (0)2 2908979

Büro Helsinki

Mannersheimintie 8

FIN-00100 Helsinki

Telefon: +358 (0)10 3208450

Telefax: +358 (0)10 3208401

LLR Legerlotz Laschet

und Partner Rechtsanwalte

Partnerschaft mbB

Sitz: Registrierung:

Koln AG Essen PR 3609

Seite 2 des Schreibens vom 12.02.2020

Basis of the Opinion

For the purpose of this opinion, we have examined the following documents:

-	The articles of association of the Company, as registered with the commercial register (Handelsregister) of Cologne, Germany, as of the date of this opinion;

-	the Rules of Procedure of each of the Company’s Supervisory Board and its Management Board;

-	an electronic excerpt from the commercial register of the local court of Cologne as of the date hereof with respect to the Company and

-	the Registration Statement.

Assumptions

In rendering this opinion, we have relied, without independent verification, upon the following assumptions:

-	That each document we reviewed is true, correct and fully up to date, and has not been amended, waived or revoked after the date of the respective document, and that all material supplied to us has been supplied in full and has not subsequently been altered or amended;

-	the conformity with their respective original documents of all documents submitted to us as copies, and the authenticity of the originals of such copied documents;

-	that any natural person signing any agreement, instrument or other document was legally competent at the time of execution;

-	that the information contained in the excerpt from the commercial register regarding the status of the Company is accurate, complete and updated;

-	that all signatures and dates on all documentation examined by us are genuine, and that the identities of the signatories are as stated;

-	that, in the future on the occasion of the issue of Ordinary Shares, whether issued on alone or as part of ADSs (the “Future Shares”), any and all rules regarding measures, steps, resolutions and declarations relating to the calling and holding of a general meeting of the shareholders of the Company will be complied with and all resolutions of the meeting of the shareholders, the management board and the supervisory board of the Company relating to any capital increase will be valid and effective; and

-	that the Future Shares will have been:

-	issued in the form and manner prescribed by the Articles of Association at the time of issue; and

-	otherwise offered, issued, paid in in full and accepted by their subscribers in accordance with all applicable laws.

Seite 3 des Schreibens vom 12.02.2020

Qualifications

The opinion is furthermore subject to the following qualifications:

-	This opinion is limited to matters of German law, as effective today and currently applied by German courts and interpreted by German legal literature. We express no opinion with respect to the laws of any other jurisdictions. We have not investigated any law other than German law;

-	In rendering this opinion, we have relied on matters of information obtained from the Company and other sources we reasonably believe to be credible;

-	We have, in our capacity as legal counsel, not performed a financial audit of the accounts and books of the Company regarding the question if the Underlying Shares are fully paid and non assessable; instead we have relied on the correctness of the Company’s Financial Statements; and

-	We assume no obligation to notify you of any changes to this opinion as a result of any facts or circumstances that may come to our attention in the future or as a result of any change in the laws of Germany which may occur in the future.

Opinion

Based on the assumptions and qualifications set out above, we are of the opinion that:

-	The Company is a German public limited company (Aktiengesellschaft) duly incorporated and validly existing under the laws of Germany and registered with the German commercial register.

-	Upon subscription and full payment for the Future Shares and in accordance with the German Stock Corporation Act (Aktiengesetz) and the Articles of Association of the Company as well as the relevant decisions of the general meeting of the shareholders of the Company, the management board and the supervisory board of the Company and application and registration of a capital increase for the Future Shares with the commercial register of the local court at Cologne, the Future Shares will be duly issued, fully paid, nonassessable (nicht nachschusspflichtig) from the date of such registration.

Seite 4 des Schreibens vom 12.02.2020

Reliance and limitation of liability

This opinion is limited to the matters stated herein and is not to be read as extending by implication to any other matter. This opinion letter is addressed to and solely for the benefit of the Company and is not intended to create third party rights pursuant to Section 328 of the German Civil Code (Bürgerliches Gesetzbuch) (Vertrag zu Gunsten Dritter) or rights for all benefit of third parties (Vertrag mitSchutzwirkung zu Gunsten Dritter) and, except with our prior written consent, is not to be transmitted or disclosed to or used or relied upon by any other person, provided, however, that it may be relied upon by persons entitled to rely on it pursuant to applicable provisions of U.S. federal securities law, including purchasers of the Future Shares. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Registration Statement.

This opinion and its construction are exclusively subject to the laws of Germany. Place of venue for all claims under or in context of this opinion is Cologne.

/s/ Michael Schwartzko	/s/ Till Freyling
(Michael Schwartzko)	(Till Freyling)
Rechtsanwalt	Rechtsanwalt